Exhibit (d)(2)

SAVVIS, INC.

CENTURYLINK, INC.

and

THE BANK OF NEW YORK MELLON

First Supplemental Indenture

Dated as of July 27, 2011

to the

Indenture

Dated as of May 9, 2007

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 27, 2011, is by and among SAVVIS, Inc., a Delaware corporation (the “Company”), CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), and The Bank of New York Mellon, a New York banking corporation (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of May 9, 2007 (the “Indenture”), to provide for the issuance of up to $345,000,000 aggregate principal amount of the Company’s 3.0% Convertible Senior Notes due May 15, 2012 (the “Notes”);

WHEREAS, the Company, CenturyLink and Mimi Acquisition Company, a direct and wholly owned subsidiary of CenturyLink (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of April 26, 2011 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub merged with and into the Company on July 15, 2011, and the Company has become a wholly-owned subsidiary of CenturyLink (the “Merger”), all as permitted by Section 5.01 of the Indenture;

WHEREAS, as a result of the Merger, each issued and outstanding share of the Company’s common stock, $0.01 par value (the “Company Common Stock”) (other than shares to be canceled in accordance with Section 2.01(ii) of the Merger Agreement), has been converted into the right to receive (a) $30.00 in cash and (b) 0.2479 of a validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of CenturyLink (the “CenturyLink Common Stock” and, together with cash (including cash in lieu of fractional shares) provided for pursuant to the Merger Agreement, the “Merger Consideration”);

WHEREAS, the Merger constituted a Change in Control within the meaning of Section 3.01 of the Indenture and a Disposition Event within the meaning of Section 10.12 of the Indenture;

WHEREAS, as a result of the Merger, Section 10.12 of the Indenture provides, among other things, that (a) the Notes are now convertible into Merger Consideration in lieu of Company Common Stock into which the Notes were previously convertible and (b) the Company shall execute and deliver with the Trustee a supplemental indenture providing for the conversion and settlement of the Notes as set forth in the Indenture and providing for adjustments that shall be as nearly equivalent as practicable to the adjustments provided for in Article 10 of the Indenture;

WHEREAS, Section 9.01(b) of the Indenture provides that, without the consent of any Holders of the Notes, the Company and the Trustee may enter into one or more supplemental indentures to evidence a successor to the Company and the assumption by that successor of the obligations of the Company under the Indenture in accordance with Article 5 or Section 10.12 of the Indenture;

WHEREAS, Section 9.01(a) of the Indenture provides that, without the consent of any Holders of the Notes, the Company and the Trustee may enter into one or more supplemental indentures to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes that does not adversely affect the rights of any Holder of the Notes;

WHEREAS, Section 9.01(f) of the Indenture provides that, without the consent of any Holders of the Notes, the Company and the Trustee may enter into one or more supplemental indentures to make any change to the Indenture that does not adversely affect the rights of any Holder of the Notes;

WHERAS, the Company, CenturyLink and the Trustee desire to enter into this First Supplemental Indenture to (a) evidence certain of CenturyLink’s obligations as successor to the Company under the Indenture pursuant to Sections 9.01(b), Article 5 and Section 10.12 of the Indenture and (b) correct certain ambiguities, omissions, defects and/or inconsistencies in the Indenture and to make such other changes to the Indenture that do not adversely affect the rights of any Holder of the Notes as provided herein as permitted without the consent of any Holder of the Notes pursuant to Sections 9.01(a) and 9.01(f) of the Indenture;

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.1 Conversion of Notes into Merger Consideration; Issuance of CenturyLink Common Stock. As of the date hereof:

(a) in accordance with and subject to Section 10.12 of the Indenture, subject to the right of the Company to settle all or a portion of the Conversion Obligation with respect to outstanding Notes in Cash (other than solely Cash in lieu of fractional shares), and the right of the Company to irrevocably elect Net Share Settlement, the Holder of an outstanding Note shall have the right, during the period such Note shall be convertible as specified in Section 10.01 of the Indenture, to convert such Note only into the amount of Merger Consideration receivable in connection with the Merger by a holder of the number of shares of Common Stock of the Company into which such Note might have otherwise been converted immediately prior to the Merger.

(b) CenturyLink hereby agrees that, pursuant to Section 10.05 of the Indenture, it shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of CenturyLink Common Stock, for purposes of effecting the conversion of Notes, the full number of shares of CenturyLink Common Stock then issuable upon conversion of all outstanding Notes.

(c) Pursuant to Section 10.12 of the Indenture, subject to the right of the Company to settle all or a portion of the Conversion Obligation with respect to outstanding Notes in Cash (other than solely Cash in lieu of fractional shares), and the right of the Company to irrevocably elect Net Share Settlement, upon conversion of the Notes by a Holder in accordance with the terms of the Indenture, CenturyLink will issue to such Holder shares of CenturyLink Common Stock and will pay or cause the Company to pay cash (including cash in lieu of fractional shares) in an amount equal to the number of shares of CenturyLink Common Stock and amount of cash that such Holder would have received as Merger Consideration had such Holder converted its Notes immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Notes. The adjustments provided for in Article 10 of the Indenture shall apply as nearly equivalent as may be practicable to CenturyLink and the CenturyLink Common Stock as those that applied immediately prior to the Merger to the Company and the Company Common Stock, respectively.

(d) All references to “the Company” contained in the definition of “Disposition Event” set forth in Section 10.12 of the Indenture shall be changed to references to “Parent”.

(e) Section 1.01 of the Indenture is hereby supplemented to amend the following definition to read in its entirety as follows:

“Common Stock” means the common stock, par value $1.00 per share, of Parent. Subject to the provisions of Section 10.12, shares issuable on conversion of Notes shall include only shares of Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(f) Section 1.01 of the Indenture is hereby supplemented to add the following definition to read in its entirety as follows:

“Parent” means CenturyLink, Inc., a Louisiana corporation.

Section 2.2 Repurchase of Notes at the Option of the Holders. As of the date hereof:

(a) The Company acknowledges and confirms that the Merger constituted a Change in Control of the Company, and, as such, the Company is required to offer to repurchase the Notes on the terms and subject to the conditions set forth in Article 3 of the Indenture.

(b) All references to “the Company” contained in the definitions of “Change in Control” and “Termination of Trading” set forth in Sections 3.01(a) shall be changed to references to “Parent”; provided that the references to “the Company” shall not be changed to references to “Parent” with respect to the right of a Noteholder, as a result of the Merger, to require the Company to repurchase, at such Holder’s option, all of such Holder’s Notes not theretofore converted or called for redemption as set forth in and subject to the provisions of Article 3 of the Indenture.

(c) Section 3.01(a)(i) is hereby amended by deleting the following parenthetical contained therein:

“(or, in the case of investment limited partnerships sponsored by Welsh, Carson, Anderson & Stowe, 60% or more)”

Section 2.3 Notices. Section 12.03(a) is hereby amended and restated in its entirety to read as follows:

Section 12.03. Notices. (a) Any notice or communication to the Company will be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by first class mail, or (iii) when sent by facsimile transmission, with transmission confirmed. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company or CenturyLink:

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Attention: General Counsel

Tel: 318-388-9000

Fax: 318-388-9488

with a copy to:

Jones, Walker, Waechter, Poitevent,

        Carrère & Denègre, L.L.P.

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170

Attention: Kenneth J. Najder

Tel: 504-582-8386

Fax: 504-589-8386

if to the Trustee:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

Attention: Corporate Trust Administration – 8W

Tel: 212-815-4799

Fax: 212-815-5707

The Company, CenturyLink or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.2 Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 9 of the Indenture.

Section 3.3 Ratification of Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the Trust Indenture Act that may be so modified or excluded, the provisions of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 3.5 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

Section 3.6 Recitals. The recitals and statements contained in this First Supplemental Indenture are deemed to be those of the Company and CenturyLink and not of the Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.7 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.8 Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

Section 3.9 Successors. All agreements of the parties hereto in respect of this First Supplemental Indenture shall bind their respective successors.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

SAVVIS, INC.

By:	/s/ G. Clay Bailey
	Name:	G. Clay Bailey
	Its:	Senior Vice President and Treasurer

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
	Name:	Stacey W. Goff
	Its:	Executive Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Its:	Vice President

[Signature Page to First Supplemental Indenture]